SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                      Service Systems International, Ltd.
             (Exact name of registrant as specified in its charter)



                  Nevada                               88-0263701
                  ------                               ----------
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)               Identification No.)


                     11-202 Burbridge Coquitlam, BC V3K7B2, Canada
    ------------------------------------------------------------------------
                    (Address of principal executive offices)

                               Legal Services Plan
                            (FULL TITLE OF THE PLAN)
                         Rosenfeld, Goldman & Ware, Inc.
                                101 Marietta St.
                                   Suite 1070
                                Atlanta, GA 30303
    ------------------------------------------------------------------------
                            (Full title of the plan)


           Thomas Ware, 101 Marietta St., Suite 1070, Atlanta, GA 30303
    ------------------------------------------------------------------------
           (Name, address, including zip code, of agent for service)

   Telephone number, including area code, of agent for service: (404) 522-1202
                                                                --------------

                        CALCULATION OF REGISTRATION FEE

Title of each class                              Proposed maximum               Proposed maximum
of securities to be         Amount to be        offering price per             aggregate offering             Amount of
    registered              Registered (1)           share (2)                     price (2)          Registration Fee (2)(3)
    ----------              --------------           ---------                     ---------          -----------------------
Common stock,
 no par value               3,900,000                 $ 0.19                       $ 741,000               $ 296.40

Bona Fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the book value of the registrant's common stock as of September 30, 2001, the date of the most recent financial statements of the registrant.

           2001 Legal Services Plan of Service Systems International, Ltd.
                   Cross-Reference Sheet Pursuant to Rule 404(a)


Cross-reference between items of Part I of Form S-8 and the Section 10(a) Prospectus that will be delivered to each employee, consultant, or director who participates in the Plan.

Registration Statement Item Numbers and Headings       Prospectus Heading

1.       Plan Information                              Section 10(a) Prospectus



                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by Service Systems International, Ltd., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

         1. The Company's Form 10-QSB filed with the Securities and Exchange Commission on August 14, 2001.

         2. The Company's Form 10-QSB/A filed with the Securities and Exchange Commission on May 23, 2001.

         3. All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2000.

         4. The description of the Common Stock contained in the Company's Form 10-SB Registration Statement filed on November 19, 1996 under the Securities Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

The common stock of the Company being registered pursuant to this Registration Statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company's initial Form 10-SB Registration Statement filed with the Commission on November 19, 1996, and any amendment or report filed for the purpose of updating such description. Said description is incorporated herein by reference. (See "Item
3. Incorporation of Documents by Reference.")

Item 5. Interests of Named Experts and Counsel

Thomas Ware, an attorney licensed to practice law in the States of Georgia, is named herein as having rendered an opinion on the validity of the securities being registered herein and with respect to legal matters concerning the registration and offering of the securities referred to herein.

Item 6. Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the immediately subsequent provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company's Bylaws and section 78.751 of the Nevada Revised Statutes provide for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company.

Indemnification: The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities ( other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the Sections of the Nevada Revised Statutes, provisions of the Company's Bylaws and the Company's Articles of Incorporation, or any amendments thereto.

Item 7.  Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8.  Exhibits.

The exhibits attached to this Registration Statement are listed in the Exhibit Index, which is found on page 6.

Item 9.  Undertakings

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) To treat, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancover, British Colombia on November 12, 2001.

                    Service Systems International, Ltd.


                    By:    /s/ Kenneth Fielding
                        ------------------------------------------
                        Kenneth Fielding, President/CEO & Director


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



Signature                          Title                    Date



/s/ Kenneth Fielding              Director                 November 12, 2001
---------------------------
Kenneth Fielding

                                INDEX TO EXHIBITS

                                                                   Sequentially
Exhibits     SEC Ref. No.  Description of Exhibit                 Numbered Pages
--------     ------------  ----------------------                 --------------
   A           4.1           Consulting Contract of
                             Rosenfeld, Goldman & Ware, Inc.               8

   B           4.2           Consulting Contract of Mr. David Free        11

   B(1)        4.3           Consulting Contract of Mr. Cameron King      12

   C          5, 23(b)       Opinion and consent of Counsel
                             with respect to the legality of              13
                             the issuance of securities being
                             issued

   D           23(a)         Consent of Accountant                        16

                                    Exhibit A

                         Rosenfeld, Goldman & Ware, Inc.
                     Investment Bankers & Financial Advisors
                                101 Marietta St.
                                   Suite 1070
                                Atlanta, GA 30303
                                  404-522-1202
                                404-522-1447 fax
                              rgwinc@mindspring.com
                              ---------------------
                        investmentbanker2001@hotmail.com
                        --------------------------------


                                October 25, 2001



Service Systems International, Ltd.
2800 Ingleton Ave.
Burnaby, BC V5C6G7, Canada


Engagement Letter for Professional Services for SERVICE SYSTEMS INTERNATIONAL,
LTD



Gentlemen:
Enclosed you will find an engagement letter for all services to be rendered to SERVICE SYSTEMS INTERNATIONAL, Ltd. hereinafter, ("SERVICE SYSTEMS") on your behalf by Rosenfeld, Goldman & Ware, Inc., hereinafter, ("the Firm"). It is the Firm's understanding that SERVICE SYSTEMS is in the development and commercialization of treatment systems for wastewaters, potable waters and other resources industry. Pursuant to this understanding, the services to be rendered to SERVICE SYSTEMS by the Firm shall be indicative of this business focus. The Firm is an investment banking company specializing in financial restructuring and assisting various size firms in their financial structure and assisting our client companies in the capital formation industry.

     The Firm understands that SERVICE SYSTEMS will need assistance in realizing the true inherent value in its investments. Subsequent to this understanding, the Firm shall perform the following services on behalf of SERVICE SYSTEMS in pursuant of its business agenda.

1. The Firm shall cause to be prepared through Jackson, Shanklin & Sonia, LLC, a registered broker/dealer a research report and analyst coverage for SERVICE SYSTEMS for the period of twelve (12) months from inception of this agreement. The research coverage shall be comprehensive in its evaluation, shall be distributed via a national press release service, and shall be distributed through MW Financial Services.

In addition to the above the firm shall provide investment banking services to SERVICE SYSTEMS on a negotiated basis for assisting the company in raising funds for operation.
     The Firm shall undertake to raise $1,000,000 during a 90-day period at a discount to the market price of the common equity of 35% on a best efforts basis. The Firm will fund the company on a 15 day funding interval.

The parties to this agreement EQUITY TECHNOLOGIES and the Firm shall enter into a client firm agreement this ______ day of October, 2001 pursuant to the terms and conditions listed below.




                             Terms of Engagement
                             -------------------

The terms of this engagement shall be according to the following stipulations:

1. The management of SERVICE SYSTEMS has engaged the Firm to provide professional services on its behalf in reference to financial and investment banking services to SERVICE SYSTEMS for which the Firm shall be compensated in the amount of 200,000 free trading shares of SVSY registered on form S-8 as an initial retainer, the firm shall cause the shares to be registered on Form S-8 at its own expense.


                            Engagement Parameters

1. The Firm shall undertake to assist SERVICE SYSTEMS in facilitating the long and short term capital requirements of SERVICE SYSTEMS;
2. All information provides to the Firm by SERVICE SYSTEMS shall be certified by the management of SERVICE SYSTEMS as truthful, accurate and correct;
3. In the event information provided by SERVICE SYSTEMS to the Firm shall be deemed to be inaccurate, untrue or incorrect, then the Firm reserves the option and right to withdraw from further representation of SERVICE SYSTEMS and SERVICE SYSTEMS shall indemnify and hold harmless the Firm from any liability the Firm shall incur as a result of acting on said information;




                            Compensation Structure

The Firm shall be compensated by SERVICE SYSTEMS for all services rendered on its behalf according to the following parameters:

1. SERVICE SYSTEMS shall reimburse the Firm for all expenses associated with performing financial services on its behalf including but not limited to travel, long distance phone charges, copies, faxing, printing, courier service, overnight mailings, and other directly related expenses; To a maximum of $2,000.00 any amount over will be negotiated on a case by case basis.

                            Client Communications

1. The Firm shall provide the management of SERVICE SYSTEMS with written reports of all activities undertaken on its behalf on a timely basis;
2. All verbal communication directives between SERVICE SYSTEMS and the Firm shall be followed up within 24 hours with a written document of the verbal directive provided to the management of both firms; acceptable forms of written communication shall be email, fax or memo form directed to the management contact at the receiving firm;

                         Miscellaneous Additions
                         -----------------------

1. Any issue not directly addressed by this agreement shall be negotiated by SERVICE SYSTEMS and the Firm prior to or during the terms of the engagement;
2. Either party has the option to terminate any engagement by providing the other party written notice within 30 days prior to the termination of services. Upon the termination of this agreement for cause, a full accounting shall be rendered and all outstanding balances must be paid in full within thirty (30) days from the date of the accounting.
3. The laws of the State of Georgia shall govern this agreement and if there is a dispute concerning a material term of this agreement that dispute shall be submitted to binding arbitration according to the procedures of the American Arbitration Association.





For: Rosenfeld, Goldman & Ware, Inc.
101 Marietta St., Ste. 1070
Atlanta, GA 30303

Thomas Ware, Managing Partner

By: _________________________
     Thomas Ware

For: Service Systems International, Ltd.

By: _________________________
    Kenneth Fielding

                                    Exhibit B

                               Consulting Contract


Mr. David Free is engaged for Engineering Services as required for design and implementation of design for the UVST technology.

                                  EXHIBIT B(1)



Mr. Cameron King is acting on behalf of the company in the capacity of providing investor relations advice, public relations advice, work with management in the creation of shareholder value, help with the production and distribution of informational materials that highlight corporate activities and potential.

Regards,

                                    Exhibit C

                         Rosenfeld, Goldman & Ware, Inc.
                                Attorneys at Law
                                101 Marietta St.
                                   Suite 1070
                                   Atlanta, GA




                                November 7, 2001

Board of Directors
Service Systems International, Ltd.
C/O Kenneth Fielding, President
2800 Ingleton Ave., Burnaby, BC V5C6G7, Canada

To the Board of Directors of Service Systems International, Ltd.


Service Systems International, Ltd., a Nevada corporation (the "Company"), has informed me of its intention to file with the Securities and Exchange Commission ("SEC"), on or about November 12, 2001, a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), concerning the registration of 7,300,000 shares (the "Shares") of the Company's common stock, $0.001 par value ("Common Stock"), issued pursuant to an employee benefit plan (the "Plan"). In connection with the filing of the Registration Statement, you have requested my opinion regarding the validity of the issuance of such Shares.

This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith.

You have represented to me that the Company is current in its filings with the SEC, that the Company's board of directors has authorized the filing of a Form S-8 and that the quantity of shares to be included in the Form S-8 is available for issuance based on the quantity authorized for issuance in the Company's Articles of Incorporation and on the amount of shares actually issued and outstanding. Based on these representations and to the best of my knowledge, I am of the opinion that the Form S-8 is an available form of registration and that the Shares issuable pursuant to the Plan have been duly and validly authorized and, upon payment therefor in accordance with the Plan, will be validly issued, fully paid and non-assessable by the Company. This Opinion is conditioned upon the above requirements being met.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein and in the Accord, and is further subject to qualifications, exceptions, and limitations set forth below:

         A. I expressly except from the opinion set forth herein any opinion or position as to whether or to what extent a Nevada court or any other court would apply Nevada law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of the opinion herein contained.

         B. In expressing the opinion set forth herein, I have assumed the authenticity and completeness of all corporate documents, records and instruments provided to me by the Company and its representatives. I have assumed the accuracy of all statements of fact contained therein. I have assumed that all information and representations made or provided to me by the Company or its authorized representatives is correct and that there are shares available to be issued pursuant to the Plan. I have further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies and the correctness of all such documents.

         C. In rendering the opinion that the shares of Common Stock to be registered pursuant to Form S-8 and issued under the Plan will be validly issued, fully paid and non-assessable, I assumed that:
               (1) the Company's board of directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellation of the Capital Stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's board of directors, to be received in exchange for each issuance of Common Stock of the Company will have been paid in full and actually received by the Company when the Shares are actually issued.

         D. I expressly except from the opinion set forth herein any opinion concerning the need for compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Nevada or any other jurisdiction with regard to any other issue not expressly addressed herein, which exclusion shall apply, but not be limited to, the subsequent tradeability of the Shares on either state or Federal level.

         E. In rendering the opinion that Form S-8 is available, I have assumed that the Company is satisfying the various substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they be of federal or state origin.

         F. The opinion contained in this letter is rendered as of the date hereof, and I undertake no and disclaim any, obligation to advise you of any changes in or any new developments which might affect any matters or opinions set forth herein.

This Opinion is valid only as of the signature date and may be relied upon by you only in connection with filing of the S-8 Registration Statement. I hereby consent to its use as an exhibit to the Registration Statement. However, this opinion may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without, in each instance, my prior written consent. In the event that any of the facts are different from those which have been furnished to me and upon which I have relied, the conclusions as set forth above cannot be relied upon.

                                   Very truly yours,


                                  /s/ Rosenfeld, Goldman & Ware,
                                  _____________________________________
                                  Rosenfeld, Goldman & Ware, Inc.




--------------------------------------------------------------------------------

                                    Exhibit D

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






Service Systems International, Ltd.
202-11 Burbidge St, Coquitlam, BC V3K7B2, Canada



MANNING ELLIOTT
Chartered Accountants
Vancouver, Canada




We do hereby consent to the use of our audit report as of and for the years ended December 31, 2000 in the Form S-8 Registration Statement of Service Systems International, Ltd. Dated November 14, 2001.



/s/ MANNING ELLIOTT
__________________________________
MANNING ELLIOTT

Chartered Accountants Vancouver, Canada